Exhibit 10.39

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of January 1, 2021, by and between USCC Services, LLC (the “Company”) and Jay M. Ellison (“Executive”).

WHEREAS, the Company employs Executive as the Special Advisor to the President and Chief Executive Officer of the Company.

WHEREAS, the Company and Executive entered into that Retention Agreement dated as of April 12, 2018, as amended effective as of January 7, 2020 (the “Retention Agreement”), pursuant to which the parties agreed to enter into a mutually agreeable consulting agreement, provided that Executive retired on or after January 1, 2021 and satisfactorily performed his job duties until his retirement date;

WHEREAS, Executive has informed the Company that he will retire as an employee of the Company effective January 1, 2021 (“Retirement Date”), and Executive has met his obligations set forth in the Retention Agreement; and

WHEREAS, in recognition thereof, the Company and Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which each party expressly acknowledges, the Company and Executive agree as follows:

1.Consultant Retention. The Company retains Executive as a consultant and Executive accepts such retention upon the terms and conditions set forth in this Agreement.

2.Consulting Term. The term of Executive’s retention as a consultant shall begin on the Retirement Date and end on the third annual anniversary of the Retirement Date, unless terminated earlier by either party pursuant to the provisions of Paragraph 6 below (“Term”).

3.Consulting Services. From time to time at the reasonable request of the Company’s Chairman or President and Chief Executive Officer, Executive shall render consultation, advice, and information concerning the business and operations of the Company and its affiliates. Executive shall honor such reasonable requests for his services and shall devote reasonable time and his best efforts, skill, and attention to the diligent performance of his consulting duties as requested by the Company. In rendering any such services, Executive shall be free to arrange his own time, pursuits, and consulting schedule and to determine the specific manner in which his services will be performed, but he will use his best efforts to accommodate the scheduling requirements and the work of the Company. Executive shall not be obligated to provide consulting services to the Company in excess of ten (10) hours per calendar month.

4.Independent Contractor. Executive shall perform the duties described in Paragraph 3 above as an independent contractor without the power to bind, represent, or speak for the Company for any purpose whatsoever. Executive acknowledges his separate responsibility for all federal and state withholding income taxes, Federal Insurance Contributions Act taxes, workers’ compensation and unemployment compensation taxes and similar taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim against it or liability relating to such taxes.

5.Consulting Fee. During the Term, the Company shall pay Executive a consulting fee in the amount of $22,500 per month. The Company will make such payment to Executive monthly commencing in February 2021, but due to the six-month delay required under Section 409A of the Internal Revenue Code, the February through July 2021 payments will be made on July 2, 2021, in the lump sum amount of $135,000, with the $22,500 monthly payment continuing thereafter, with the last payment occurring in January 2024 (assuming that the Term ends in January 2024). The Company also shall reimburse Executive for reasonable expenses that he incurs in performing his consulting services (including pursuant to Paragraph 11 hereof) provided that such expenses are pre-approved by the Company and Executive presents the Company with sufficient documentation supporting such expenses (which shall be submitted by Executive as soon as practicable). The Company will pay any such expenses within 30 calendar days of its receipt of Executive’s written expense reimbursement request and sufficient supporting documentation. The Company shall have no obligation to pay Executive, and Executive shall not receive, any fee or benefit related to his consulting services other than that described in this Paragraph 5.

6.Termination. Notwithstanding any other provision of this Agreement, either the Company or Executive may immediately terminate Executive’s retention by the Company as a consultant for any reason upon written notice to the other party. In the event of a termination of Executive’s retention by Executive, the Company shall have no obligation to pay him any future consulting fee or benefit other than the pro rata consulting fee due and pre-approved expenses incurred for consulting services performed by him up to and including the date of termination. In the event of a termination of Executive’s retention by the Company other than due to Executive’s material breach of the terms of this Agreement, the Company shall, notwithstanding such termination, continue to pay the consulting fee to the Executive through the Term in accordance with the terms of Paragraph 5. No amount shall be payable to Executive under this Agreement in the event of and following any termination of Executive’s retention by the Company due to Executive’s material breach of the terms of this Agreement. Immediately upon termination of his retention, Executive shall return to the Company all of its and its affiliates’ property in his possession or under his control including, but not limited to, all of the Company’s confidential and proprietary information, documents, other information and equipment, and all copies thereof.

7.General Release. In further consideration for payments of the Consulting Fee set forth in Paragraph 5 above, Executive agrees to sign and return the General Release attached as an Appendix to this Agreement (and incorporated herein), no earlier than the Retirement Date, and no later than January 22, 2021, and not to revoke such General Release.

8.Nondisclosure and Use of Confidential and Proprietary Information. Executive represents and warrants that he is not in violation of his confidentiality and nondisclosure obligations (i.e., Confidentiality of Customer Communications; Safeguarding of Company Information; and Safeguarding of Confidential Personal Information) set forth in the Company’s Code of Business Conduct (“Code of Conduct”) and affirms his ongoing obligations to comply with those provisions during the Term and thereafter.

9.Protective Covenant. During Executive’s retention hereunder and for a period of two years after the end of the Term, Executive shall not, directly or indirectly, other than on the Company’s behalf, anywhere in the United States, engage in any activity that would be deemed to be Competition with Corporation as set forth in Section 1.15(a)(ii) of the Restated Bylaws, as amended, of United States Cellular Corporation (“Bylaws”).

10.Nondisparagement. At no time shall Executive disparage the Company, its affiliates, their services or products, or their owners, directors, officers, or employees.

11.Cooperation. Executive agrees to cooperate with the Company regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving the Company or its affiliates that relates to the matters within Executive’s knowledge or responsibility during Executive’s employment or during the Term. Without limiting the foregoing, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this Paragraph; (ii) to provide truthful testimony to any court, agency or other adjudicatory body, including without limitation, any testimony provided at a deposition or through an affidavit or declaration; and (iii) to notify the Company within three (3) business days if Executive is contacted by any adverse party or by any representative of an adverse party.

12.Injunctive Relief. Executive acknowledges and agrees that the covenants contained in Paragraphs 8-11 above are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in his livelihood, and are necessary to protect the Company’s legitimate business interests. Without limiting the rights of the Company to pursue any other legal and/or equitable remedies available to it for any breach by Executive of the covenants contained in Paragraphs 8-11 above, Executive acknowledges that a breach of those covenants would cause a loss to the Company for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief to prevent any breach or continuing breaches of Executive’s covenants as set forth in Paragraphs 8 -11 above without the need to post a bond. It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

13.Assignment. Executive acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company may, upon written notice to Executive, assign this Agreement to a purchaser or transferee of substantially all of the assets of the Company.

14.Mandatory Mediation and Waiver of Jury Trial. The Company and Executive agree that all disputes and claims of any nature that one party may have against the other party will be submitted exclusively first to mandatory mediation in Chicago, Illinois, or at another mutually agreed upon location, to JAMS dispute resolution services, or to such other individual or organization as the parties mutually may agree. All information regarding the dispute or claim or mediation proceedings, including any mediation settlement, shall not be disclosed by Executive, the Company, or any mediator to any third party without the written consent of the Company’s President and Chief Executive Officer and Executive. In the event that mediation does not resolve any dispute that the Company or Executive has with the other party and the Company or Executive proceeds to file a complaint in court, THE COMPANY AND EXECUTIVE HEREBY WAIVE ANY RIGHT TO A JURY TRIAL OF THAT DISPUTE.

15.Waiver. The Company’s or Executive’s waiver of any breach by the other party of any provision of this Agreement or failure to enforce any such provision shall not operate or be construed as a waiver of any subsequent breach by Executive or the Company of any such provision or of any other provision, or of the Company’s right to enforce any such provision or any other provision in the future. No act or omission of the Company or Executive shall constitute a waiver of any of its/his rights hereunder except for a written waiver signed by the Company’s President and Chief Executive Officer or Executive, as applicable.

16.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, the parties consent to and request that the court modify such provision to the minimum extent necessary to make it valid and legally enforceable. If such modification is not permitted or not possible, or if the proposed modification would not retain the intent of the parties, the parties agree that the provision shall be severed from the Agreement, and that the validity and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

17.Amendment. The terms of this Agreement may be modified only by a writing signed by both Executive and the Company’s President and Chief Executive Officer.

18.Post-Retention Effectiveness. Executive expressly acknowledges that Paragraphs 8 – 21 of this Agreement, as well as the terms of the General Release, remain in effect after the Term ends.

19.Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Illinois (without reference to principles of conflicts of law).

20.Entire Agreement. This Agreement, the Code of Conduct, and Section 1.15(a)(ii) of the Bylaws embody the entire agreement and understanding of the parties hereto with regard to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties with respect to the matters described herein.

21.Section 409A of the Internal Revenue Code. Amounts payable under this Agreement are intended to be exempt from (or alternatively, to comply with) the requirements of Section 409A of the Internal Revenue Code, and shall be interpreted consistent with that intent.

22.Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. Facsimile or electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

EXECUTIVE	USCC SERVICES, LLC
/s/ Jay M. Ellison	/s/ Laurent Therivel
Jay M. Ellison	Laurent Therivel
President and Chief Executive Officer

Dated: December 15, 2020	Dated: December 15, 2020

APPENDIX
GENERAL RELEASE

In consideration for the payments set forth in Paragraph 5 of my Consulting Agreement with USCC Services, LLC (the “Company”), and for other good and valuable consideration, the receipt and sufficiency of which I expressly acknowledge, I agree as follows:

1.I, and anyone claiming through me, agree to release and discharge the Company and any and all parents, divisions, subsidiaries, partnerships, affiliates and/or other related entities (whether or not such entities are wholly owned), and each of those entities’ past, present, and future owners, trustees, fiduciaries, shareholders, directors, officers, administrators, agents, partners, employees, attorneys, and the predecessors, successors, and assigns of each of them (collectively, the “Released Parties”), from any and all claims, whether known or unknown, asserted or unasserted, foreseen or unforeseen, which I have, have ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to the date that I sign this General Release including, but not limited to, any and all claims that in any way result from, or relate to, my employment or cessation of employment with any of the Released Parties. The released claims further include, but are not limited to, any and all claims that I or anyone acting on my behalf could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time: the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Illinois Human Rights Act, and the Cook County and Chicago Human Rights Ordinances. I represent and warrant that I have not filed or initiated any legal proceeding against any of the Released Parties and that no such legal proceeding has been filed or initiated on my behalf. Notwithstanding the above, this General Release does not apply to any right that I have to indemnification, under the Restated Bylaws, as amended, of United States Cellular Corporation or otherwise, for any act or omission that occurred while I was an officer of United States Cellular Corporation or any affiliate thereof, or to any other claim that cannot be waived under applicable law.

2.I acknowledge that I have been informed of my right to consult with a lawyer of my choice and that I have had sufficient time to consult with a lawyer before signing this General Release. I also acknowledge that I am entitled to a period of at least 21 days within which to consider the terms of this General Release before signing it.

3.I understand that within seven days following the date that I sign this General Release, I shall have the right to revoke this General Release by serving within such seven-day period written notice of my revocation upon the Company’s General Counsel. I further understand that if I do not revoke my signature on this General Release during that seven-day period, this General Release shall become effective on the eighth day after the date that I sign it and I shall have no further right to revoke this General Release.

I REPRESENT AND WARRANT THAT I HAVE READ THIS GENERAL RELEASE, I UNDERSTAND ITS TERMS, I HAVE REVIEWED THIS GENERAL RELEASE WITH INDIVIDUALS OF MY OWN CHOOSING AND I HAVE EXECUTED THIS GENERAL RELEASE VOLUNTARILY AND INTEND TO BE LEGALLY BOUND THEREBY.

EXECUTIVE

/s/ Jay M. Ellison
Jay M. Ellison

Dated: January 1, 2021